Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

LONGEVERON INC.

Longeveron Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Certificate of Incorporation of the Corporation (the “Charter”).

2.	This Certificate of Amendment has been approved and duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

3.	Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

The first paragraph of ARTICLE FOURTH of the Charter is hereby deleted and replaced with the following:

“FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Ninety Five Million Seven Hundred Five Thousand (195,705,000) shares, consisting of (a) One Hundred Seventy Five Million (175,000,000) shares of Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), (b) Fifteen Million Seven Hundred Five Thousand (15,705,000) shares of Class B Common Stock, $0.001 par value per share (“Class B Common Stock” and together with the Class A Common Stock the “Common Stock”), and (c) Five Million (5,000,000) shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).”

4.	This Certificate of Amendment shall become effective upon filing.

* _ * _ * _ *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Amendment to the Certificate of Incorporation as of July 1, 2026.

LONGEVERON INC.

By:	/s/ Stephen Willard
Name:	Stephen Willard
Title:	Chief Executive Officer